                                                                    EXHIBIT 2.14


                        DATED THE 30TH DAY OF AUGUST 2004
                        ---------------------------------



                             HARTCOURT CAPITAL, INC.



                                       AND



                         SHENZHEN RAISER INDUSTRIAL AND
                              DEVELOPMENT CO., LTD.



--------------------------------------------------------------------------------

                       AGREEMENT FOR SALE AND PURCHASE OF
                  CERTAIN INTEREST IN THE REGISTRED CAPITAL OF
                      GUANGDONG NEWHUASUN COMPUTER CO. LTD.

--------------------------------------------------------------------------------

THIS AGREEMENT is dated the 30th of August, 2004.

BETWEEN:

(1) HARTCOURT CAPITAL, INC., a company incorporated in the British Virgin Islands with its registered office situate at Akara Bldg., 24 De Castro Street, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands and its principal office situated at 3rd Floor, 710 Chang Ping Road, Shanghai China (the "VENDOR").

(2) SHENZHEN RAISER INDUSTRIAL AND DEVELOPMENT CO., LTD, a company incorporated in the People's Republic of China with its registered office situated at Rm 306, Rongshen Bldg, No. 88 Baguasan Road, Futian, Shenzhen China (the "Purchaser")

WHEREAS:

(A) As at the date of this Agreement, the Vendor is the beneficial owner of certain interests in the GuangDong New Huasun as set out in column 2 of
         Schedule 2.

(B) As at the date of this Agreement, the Purchaser is a PRC incorporated company in Shenzhen.

(C) The Vendor has agreed to sell and the Purchaser has agreed to purchase certain interests in the registered capital of the Company as set out in column 3 of Schedule 2, the aggregate of which represents 45% of the registered capital of the Company (the "Sale Interests") in accordance with the terms and conditions of this Agreement.


NOW IT IS HEREBY AGREED AS FOLLOWS:

1.       INTERPRETATION
         --------------

1.1 In this Agreement (including the Recitals and Schedules), unless the context otherwise requires, the following words and expressions shall have the following meanings ascribed to each of them below:

      "AGREEMENT"             this agreement for the sale and purchase of the
                              Sale Interest, as amended or supplemented from time to time;

      "COMPANY"               has the meaning ascribed thereto in Recital (A);

      "COMPLETION"            completion of the sale and purchase of the Sale
                              Interests in accordance with the terms and conditions of this Agreement;

      "DIRECTORS"             directors of the Company from time to time and
                              "Director" shall be construed as any one of them;

      "HONG KONG"             the Hong Kong Special Administrative Region of the
                              PRC;

      "PRC" the People's Republic of China, which for the purpose of this Agreement, excludes Hong Kong and Macau;

      "RMB"                   Renminbi, the lawfully currency of PRC;

1.2 The headings of this Agreement are inserted for convenience only and shall be ignored in construing this Agreement. Unless the context otherwise requires, references in this Agreement to the singular shall be deemed to include references to the plural and vice versa; references to one gender shall include all genders and references to any person shall include an individual, firm, body corporate or unincorporated.

1.3 References in this Agreement to clauses, schedules and exhibits are references to clauses, schedules and exhibits of this Agreement and references to sub-clauses and paragraphs are unless otherwise stated, references to sub-clauses and paragraphs of the clause, sub-clause or, as appropriate, the schedule or the exhibit in which the reference appears.

1.4 Reference to any Ordinance, regulation or other statutory provision or rules in this Agreement includes reference to such Ordinance, regulation, provision or rule as modified, consolidated or re-enacted from time to time.


2.       SALE AND PURCHASE OF THE SALE INTERESTS
         ---------------------------------------

2.1 Subject to the terms and conditions of this Agreement, Vendor, as beneficial owner of the respective portion of Sale Interests as set out in column 3 of Schedule 2, shall sell and the Purchaser shall, relying on the warranties and indemnities herein contained, purchase the Sale Interests, with full title guarantee with effect from the date of this Agreement free from all Encumbrances together with all rights now or hereafter attaching thereto including but not limited to all dividends paid, declared and/or made in respect thereof on or after the date of this Agreement.

2.2 The Purchaser shall not be obliged to purchase any portion of the Sale Interests unless the purchase of all the Sale Interests is completed simultaneously.


3.       CONDITIONS
         ----------

3.1      Completion is conditional upon:

         (a) the Purchaser having completed its due diligence (including without limitation, legal, financial and commercial aspects) and the results of which are, in the absolute opinion of the Purchaser, satisfactory and acceptable to the Purchaser in all respects;

         (b) if so required, passing of necessary resolutions by shareholders of the Purchaser at a general meeting approving
                  (i) this Agreement and the transactions contemplated herein and (ii) the allotment and issue of the Consideration Shares to the Vendors credited as fully paid;

         (c) all necessary consents permits and approval (whether governmental, regulatory or otherwise) as may be required under PRC laws, regulations and rules in respect of this Agreement, the allotment and issue of the Consideration Shares and the transactions contemplated hereunder having been obtained by the Purchaser;

         (d) all necessary consents permits and approval (whether governmental, regulatory or otherwise) as may be required in respect of the sale and purchase of the Sale Interests and/or the change of control of the Company having been obtained from the relevant PRC governmental authorities, including but not limited to the new business license for the Company;

         (e) the Purchaser having obtained a legal opinion issued by a lawyer (acceptable to the Purchaser) qualified to practice PRC securities laws (which form and contents are satisfactory and acceptable to the Purchaser at its absolute discretion) in respect of:

                  (i) the legality and validity of this Agreement and the transactions contemplated herein;

                  (ii) the completion of all necessary procedures and obtaining of all necessary approvals regarding the sale and purchase of the Sale Interests;

                  (iii) no change in the permitted scope business of the Company after the transfer of the Sale Interests;

                  (iv) all other matters reasonably requested by the Purchaser;

         (f) the Purchaser having obtained a legal opinion issued by a PRC legal counsel (which form and contents are satisfactory and acceptable to the Purchaser at its absolute discretion) in respect of:

                  (i)      the legality and validity of this Agreement;

                  (ii) the completion of all necessary procedures and obtaining of all necessary approvals regarding the acquisition of the Sale Interests; and

                  (iii) all other matters reasonably requested by the Purchaser;

         (g) the Purchaser having obtained a consent letter duly signed by all shareholders and person who has any direct or indirect interest in the registered capital of the Company waiving their respective rights of pre-emption or any other rights they may have in respect of the Sale Interests;

         (h) the Warranties and undertakings under this Agreement are true and accurate and are not misleading in any material aspects at Completion as if repeated at Completion and at all time between the date of this Agreement and the Completion.

3.2 The Vendor shall procure the fulfillment of the condition precedents mentioned in Clauses 3.1(e) above and shall keep the Purchaser fully informed of all their actions and efforts in connection with their obtaining the necessary consents, permits and approvals from the relevant regulatory authorities, including without limitation, providing the Purchaser immediately with all of their correspondence with these relevant regulatory authorities.

4.       CONSIDERATION
         -------------

4.1 The consideration for the sale and purchase of the Sale Interests shall be the sum of US$3,403,150, which shall be satisfied by the Purchaser within 5 years commencing from the Completion date of the agreement, in 21 installments as listed in schedule 5.

4.2 The Vendor shall pay interest of total consideration at the rate of 2.5% per annum, within 5 years commencing from the Completion date of the agreement, in 20 installments as listed in schedule 5.

5.       COMPLETION
         ----------

5.1 Completion shall take place at the PRC office of the Vendor situated at 3rd floor, 710 Chang Ping Road, Shanghai, China (or at such other place and time as the parties may agree) when all the acts and requirements set out in this Clause 5 shall be complied with.

5.2 On Completion, Vendor shall deliver or procure the delivery to the Purchaser of all the following:

         (a) copies, certified as true and complete by a director/ legal representative of the Company and its relevant subsidiaries, of resolutions of the shareholders /board of directors meeting approving the matters

         (b)      in respect of the Company:

                  (i) all constitutional documents, statutory records and minute books (which shall be written up to date as at Completion);

                  (ii) all other papers, correspondence and documents relating to the Group which are in the possession of or under the control of any of the Vendor;

                           provided that, if the Purchaser so agrees, delivery of all documents and records as referred to in this Clause 5.2(b) shall be deemed to have been effected where they are situated in premises and shall continue to be in the sole occupation of the relevant member of the Company following Completion or otherwise in the custody of persons who shall remain officers and/or employees of such member of the Company following Completion;

5.3 If the Vendor shall fail to do anything required to be done by them without prejudice to any other right or remedy available to the Purchaser, the Purchaser may:

         (a) defer Completion to a day not later than 14 days after the date fixed for Completion (and so that the provisions of this paragraph (a) shall apply to Completion as so deferred); or

         (b) proceed to Completion so far as practicable but without prejudice to the Purchaser's rights to the extent that the Vendors shall not have complied with their obligations hereunder; or

         (c)      rescind this Agreement without liability on its part.


6.       ACCESS TO INFORMATION
         ---------------------

         The Vendor shall assist the Purchaser, its agents, representatives and professional advisers in obtaining promptly on request full access to all such facilities and information regarding the business, assets, liabilities, contracts and affairs of the Group and other evidence of ownership of the assets owned by the Group as the Purchaser may require.


7.       FURTHER ASSURANCE
         -----------------

         The Vendor shall execute, do and perform or procure to be executed, done and performed by other necessary persons all such further acts, agreements, assignments, assurances, deeds and documents as the Purchaser may require effectively to vest the registered and beneficial ownership of the Sale Interests in the Purchaser free from all Encumbrances and with all rights now and hereafter attaching thereto.

8.       CONFIDENTIALITY AND ANNOUNCEMENTS
         ---------------------------------

8.1 Each of the parties undertakes to the others that it will not, at any time after the date of this Agreement, divulge or communicate to any person other than to its professional advisers, or when required by law or any rule of any relevant stock exchange body or regulatory authorities, or to its respective officers or employees whose province is to know the same any confidential information concerning the business, accounts, finance or contractual arrangements or other dealings, transactions or affairs of any of the others which may be within or may come to its knowledge and it shall use its best endeavor to prevent the publication or disclosure of any such confidential information concerning such matters.

8.2 No public announcement or communication of any kind shall be made in respect of the subject matter of this Agreement unless specifically agreed between the parties or unless an announcement is required pursuant to the applicable laws and the regulations or the requirements of any relevant stock exchange or any other regulatory body or authority. Any announcement by any party required to be made pursuant to any relevant laws or regulation or the requirements of the relevant stock exchange or any other regulatory body or authority shall be issued only after such prior consultation with the other party as is reasonably practicable in the circumstances.

9.       GENERAL
         -------

9.1 This Agreement constitutes the entire agreement between the parties hereto with respect to the matters dealt with herein and supersedes all previous agreements, arrangements, statements, understandings or transactions between the parties hereto in relation to the matters hereof and the parties acknowledge that no claim shall arise in respect of any agreement so superseded.

9.2 Any variation to this Agreement shall be binding only if recorded in a document signed by all the parties hereto.

9.3 Time shall be of the essence of this Agreement but no failure by any party to exercise, and no delay on its part in exercising any right hereunder will operate as a waiver thereof, nor shall any single or partial exercise of any right under this Agreement (including a settlement with the Vendor) preclude any other or further exercise of it or the exercise of any right or prejudice or affect any right against any person under the same liability whether joint, several or otherwise. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

9.4 The obligations, liabilities (including without limitation, breach of Warranties) and undertakings of the Vendors shall be joint and several.

9.5 This Agreement shall be binding upon and ensure for the benefit of the successors of the parties but shall not be assignable.

9.6 All provisions of this Agreement, in so far as the same shall not have been performed at Completion, shall remain in full force and effect notwithstanding Completion.

9.7 If any provision of this Agreement shall be held to be illegal or unenforceable, the enforceability of the remainder of this Agreement shall not be affected.

9.8 Time shall be of the essence as regards any date or period mentioned in this Agreement and any date or period substituted for the same by agreement of the parties hereto or otherwise.

10.      NOTICES
         -------

10.1 Any notice, claim, demand, court process, document or other communication to be given under this Agreement (collectively "COMMUNICATION" in this Clause 8) shall be in writing in the English language and may be served or given personally or sent to the address or other address as may have been last notified in writing by such party to the party serving the communication specifically referring to this Agreement.

10.2 A communication served in accordance with Clause 8.1 shall be deemed sufficiently served and in proving service and/or receipt of a communication it shall be sufficient to prove that such communication was left at the addressee's address or that the envelope containing such communication was properly addressed and posted or dispatched to the addressee's address or that the communication was properly transmitted by facsimile to the addressee.

10.3 Nothing in this Clause 8 shall preclude the service of communication or the proof of such service by any mode permitted by law.

11.      COSTS AND STAMP DUTY
         --------------------

11.1 Each party shall bear its own costs and expenses (including legal fees) incurred in connection with the preparation, negotiation, execution and performance of this Agreement and all documents incidental or relating to Completion.

12.2 All stamp duty (if any) payable in connection with the sale and purchase of the Sale Interests shall be borne by the Vendors and the Purchaser in equal shares.

12.      GOVERNING LAW AND JURISDICTION
         ------------------------------

12.1 This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

12.2 Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach termination or invalidity thereof, shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force and as may be amended by the rest of this clause. The appointing authority shall be Hong Kong International Arbitration Centre.

12.3 The place of arbitration shall be in Hong Kong and at Hong Kong International Arbitration Centre (HKIAC). There shall be only one arbitrator. Any such arbitration shall be administered by HKIAC in accordance with HKIAC Procedures for Arbitration in force at the date of this Agreement including such additions to the UNCITRAL Arbitration Rules as are therein contained.

12.4     The language to be used in the arbitral proceedings shall be English.

13.      LEGAL REPRESENTATION
         --------------------

         Each party confirms and acknowledges to the other that he/she/it has sought separate legal representation and is fully aware of the provisions of this Agreement and the transactions contemplated herein before entering into this Agreement.

14.      COUNTERPARTS
         ------------

         This Agreement may be executed in one or more counter parts each of which shall be binding on each party by whom or on whose behalf it is so executed, but which together shall substitute a single instrument. For the avoidance of doubt, this Agreement shall not be binding on any party hereto unless and until it shall have been executed by or on behalf of all persons expressed to be a party hereto.

                                   SCHEDULE 1
                                   ----------

                           PARTICULARS OF THE COMPANY
                           --------------------------


1.    Date of incorporation        :    12 January 1998

2.    Place of incorporation       :    PRC

3.    Registration No.             :    4400002002290

4.    Registered capital           :    RMB2,000,000

5.    Registered Address           :    Room508-509 Huihuage Huabiao Plaza, No.
                                        609 Tianhe Road North, Guangzhou

5.    Nature                       :    domestic joint venture company with
                                        limited liability

6.    Legal Representative         :    Kan XiaoMin

7.    Directors                    :    Chen Weigang
                                        Kan Xiaomin
                                        Xiao Yongli
                                        Richard Yan
                                        David Chen

8.    Financial year end           :    31 December

9.    Auditors                     :    Guangzhou YongZheng CPAs

10.   Scope of Business            :    Computer hardware, software, components
                                        and services; electronic products,
                                        biotech and health products; foods.

                                   SCHEDULE 2
                                   ----------


                           THE VENDOR AND ITS NOMINEES
                           ---------------------------


Name               Amount of registered capital      Percentage of Sale
                     paid up by the Vendor's       Interests to the entire
                          nominees (RMB)         issued share capital of the
                                                           Company

Richard Yan                   600,000                        30%
Li Zhengzheng                 300,000                        15%

                   --------------------------------------------------------


Total:                        900,000                        45%
                   ========================================================

                                   SCHEDULE 3
                                   ----------

                                   WARRANTIES
                                   ----------

1.    INTERPRETATION
      --------------

(A)      In this schedule where the context admits:

         "ACCOUNTS" means the consolidated balance sheet of the Company made up as at the Balance Sheet Date and the consolidated profit and loss accounts of the Company and its subsidiaries for the year ended on the Balance Sheet Date, true copies of which are attached hereto marked "Appendix";

         "BALANCE SHEET DATE" means 30 June, 2004;

2.       INFORMATION
         -----------

(A)      Disclosures
         -----------

         The facts and information set out in the recitals and, the Schedules and all documents attached are true and all information which has been provided in writing to the Purchaser or its representatives or advisers by the Vendor or by any Director, officer or other official of the Company by its professional advisers or other agents was when given and is now true and accurate in all material respects. There is no fact or matter which has not been disclosed which renders any such information untrue, inaccurate or misleading or the disclosure of which might reasonably affect the willingness of a willing purchaser to purchase the Sale Interests in accordance with the provisions of this Agreement.

3.       COMPLIANCE AND ABILITY TO SELL
         ------------------------------

(A)      Constitution of each member of the Company
         ------------------------------------------

         The copy of articles of association of the Company which have been provided to the Purchaser are true and complete in all respects and have embodied in them or annexed to them a copy of every such resolution and agreement required by law to be annexed thereto and the Company has at all times carried on its business and affairs in all respects in accordance with its respective memorandum and articles of association and all such resolutions and agreements.

(B)      Statutory compliance
         --------------------

         The Company is a domestic joint venture company with limited liability duly established and validly existing under the laws of the PRC and has the corporate powers and authorises to carry on the business presently carried on by it and to own and hold the assets used therewith.

         The Company is duly established and validly existing under the laws of the place of its incorporation and has the corporate powers and authorises to carry on the business presently carried on by it and to own and hold the assets used therewith.

         The Company has complied with the provisions of all applicable laws, regulations (and all orders notices and directions made thereunder) and all applicable codes or practices. All returns, particulars, resolutions and other documents required to be filed with or delivered to the registrar of companies or to any other authority whatsoever by the relevant member of the Group have been correctly and properly prepared and so filed or delivered.

(C)      Power to sell
         -------------

         The Vendor has full power to enter into and perform this Agreement and the Tax Indemnity respectively and this Agreement and the Tax Indemnity will constitute binding obligations on each such party, enforceable in accordance with their terms.


4.       CAPITAL STRUCTURE
         -----------------

(A)      Capital of the Company
         ----------------------

         The Sale Interests together constitute 45% of the registered capital of the Company as at the date of this Agreement and are fully paid up. There is no Encumbrance or other form of agreement (including conversion rights and rights of pre-emption) on, over or affecting the Sale Interests and there is no agreement or commitment to give or create any of the foregoing, and no claim has been made by any person to be entitled to any of the foregoing, and no person has the right (whether exercisable now or in the future and whether contingent or not) to call for any portion of the capital of the Company under any of the foregoing.

(B)      Ownership
         ---------

         All the Sale Interests are solely legally and beneficially owned by and registered in the names of the Vendor in the proportions set out in column 3 of Schedule 2 and are free from any Encumbrance and there are no arrangements in force or claimed entitling or allegedly entitling any person to any Encumbrance.

5.       CONSEQUENCE OF THE PURCHASE OF THE SALE INTERESTS
         -------------------------------------------------

         The purchase of the Sale Interests by the Purchaser or compliance with the terms of this Agreement and any change in the current management of the Company:

         (i) will not cause the Company to lose the benefit of any right or privilege it presently enjoys or cause any person who normally does business with the Company not to continue to do so on the same basis as previously;

         (ii) will not relieve any person of any obligation to the Company (whether contractual or otherwise) or enable any person to determine any such obligation or any right or benefit enjoyed by the Company or to exercise any right whether under an agreement with or otherwise in respect of the Company;

         (iii) will not conflict with or result in the breach of or constitute a default under any of the terms, conditions or provisions of any agreement or instrument to which the Company is now a party or any loan to or mortgage created by the Company or of its memorandum or articles of association;

         (iv) will not result in any present or future indebtedness of the Company becoming due and payable or capable of being declared due and payable prior to its stated maturity;

         (v) will not cause any director, supervisor or senior employee of the Company to leave employment;

         (vi) will not conflict with, violate or result in a breach of any law, regulation, order, decree or writ applicable to the Company; and

                                   SCHEDULE 4
                                   ----------

                         ADDRESSES AND FACSIMILE NUMBERS
                                FOR COMMUNICATION
                                -----------------


NAME                              ADDRESS                           FACSIMILE
----                              -------                           ---------

Shenzhen Raiser Industrial and    Rm 306, Rongshen Bldg, No. 88
 Development Co., Ltd.            Baguasan Road, Futian,           0755-33370888
                                  Shenzhen China 518029

Hartcourt Capital, Inc.           3rd Fl., No. 710 Changping Rd,   021-521308870
                                  Shanghai,China,200040

                                                            SCHEDULE 5
                                                            ----------

                                        PAYMENT SCHEDULE OF THE CONSIDERATION AND INTEREST
                                        --------------------------------------------------

                                                             Consideration        Interest     Total per quarter    Total per annum
Each quarter end within the 1st year commencing
 from the completion date                                       US$100,000       US$21,270         US$121,270         US$485,080

Each quarter end within the 2nd year commencing
 from the completion date                                       US$120,000       US$21,270         US$141,270         US$565,080

Each quarter end within the 3rd year commencing
 from the completion date                                       US$150,000       US$21,270         US$171,270         US$685,080

Each quarter end within the 4th year commencing
 from the completion date                                       US$180,000       US$21,270         US$201,270         US$805,080

Each quarter end within the 5th year commencing
 from the completion date                                       US$200,000       US$21,270         US$221,270         US$885,080

The 1st quarter end within the 6th year commencing
 from the completion date                                       US$403,150       US$     0         US$403,150         US$403,150


                                                                13

IN WITNESS whereof this Agreement has been duly executed by both parties hereto the day and year first above written.


SIGNED by                                    )
for and on behalf of                         )
SHENZHEN RAISER INDUSTRIAL AND               )
DEVELOPMENT CO., LTD.                        )
in the presence of:                          )




SIGNED by                                    )
for and on behalf of                         )
HARTCOURT CAPITAL, INC.                      )
in the presence of:                          )